Exhibit 9.1
EXECUTION COPY
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of May 7, 2008 (this “Agreement”), by and among Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Clearwire Corporation, a Delaware corporation (the “Company”), Comcast Corporation, a Pennsylvania corporation, Time Warner Cable Inc., a Delaware corporation, Bright House Networks, LLC , a Delaware limited liability company, Google Inc., a Delaware corporation, and Intel Corporation, a Delaware corporation (each of Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation an “Investor” and collectively the “Investors”) and Eagle River Holdings, LLC, a Washington limited liability company (“Stockholder”).
RECITALS
     A. Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of and to vote the number of shares of Class A common stock, par value $.0001 per share (“Class A Common Stock”), and Class B common stock, par value $.0001 per share (“Class B Common Stock”), of the Company set forth opposite the Stockholder’s name on Schedule A to this Agreement (the “Subject Shares”).
     B. Concurrently with the execution and delivery of this Agreement, the Company, Sprint, and the Investors are entering into a Transaction Agreement and Plan of Merger (as amended from time to time, the “Transaction Agreement”) pursuant to which the parties to the Transaction Agreement will perform their obligations thereunder in accordance with the terms set forth therein.
     C. As a condition to entering into the Transaction Agreement, Sprint and the Investors have required that Stockholder enter into this Agreement and Stockholder desires to enter into this Agreement to induce Sprint and the Investors to enter into the Transaction Agreement.
     D. Capitalized terms not defined in this Agreement have the meaning ascribed to them in the Transaction Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:
1. Stockholder Representations and Warranties.
     Stockholder represents and warrants to the other parties as follows:
     (a) Authority. Stockholder is duly organized, validly existing and in good standing under the laws of the state of its organization. Stockholder has all requisite legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable in accordance with its terms subject to the Bankruptcy Exception.
     (b) No Conflicts.
          (i) Except for compliance with the HSR Act and appropriate filings by Stockholder under the Exchange Act no filing by Stockholder with any governmental body or authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Stockholder or the performance by Stockholder of the transactions contemplated by this Agreement,
          (ii) none of the execution and delivery of this Agreement by Stockholder, the performance by Stockholder of its obligations under this Agreement or compliance by Stockholder with any of the provisions of this Agreement will
               (A) conflict with or result in any breach of the organizational documents of Stockholder,
               (B) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of any contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its Subject Shares or assets may be bound or
               (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, and
          (iii) no consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority or any other Person is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the performance by Stockholder of Stockholder’s obligations hereunder, except for (A) the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (B) such consents, approvals, orders, authorizations, permits or filings the failure of which to be obtained or made would not have a material adverse effect on Stockholder’s ability to perform its obligations hereunder.
     (c) Subject Shares. Schedule A sets forth, opposite Stockholder’s name, the number of Subject Shares over which Stockholder has record or beneficial ownership as of the date of this Agreement. As of the date of this Agreement, Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by Stockholder on Schedule A and has the sole power to vote and dispose of those Subject Shares. Other than such Subject Shares, Stockholder does not own beneficially or of record any Clearwire Capital Stock or any interest therein. Stockholder has good and valid title to the Subject Shares denoted as being owned by Stockholder on Schedule A, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

     (d) Reliance. Stockholder acknowledges and agrees that Sprint, the Company and the Investors are entering into the Transaction Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.
     (e) Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.
2. Stockholder Covenants.
     (a) Until the termination of this Agreement in accordance with Section 4, Stockholder, in its capacity as a stockholder of the Company, agrees that, at the Clearwire Stockholder Meeting or at any adjournment, postponement or continuation of the Clearwire Stockholder Meeting or in any other circumstances occurring before the Clearwire Stockholder Meeting upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Transaction Agreement or any Acquisition Proposal is sought, Stockholder will vote in favor of the approval of the Merger and the approval and adoption of the Transaction Agreement and, except with the written consent (which may be withheld by each in its sole discretion) of Sprint, the Company and four of the five Investors, against any Acquisition Proposal a number of Subject Shares representing not less than 40% of the total voting power of all Clearwire Capital Stock outstanding as of the date of this Agreement (on a non-fully diluted basis) that is entitled to vote on that matter (the “Voting Share Amount”); provided, however, that the Voting Share Amount shall be automatically reduced from 40% to 25% of such total voting power if the Transaction Agreement is terminated but this Agreement remains in effect pursuant to Section 4(i)(C) below.
     (b) Any vote subject to this Agreement will be cast, and any consent subject to this Agreement will be given, in accordance with the procedures relating to that vote or consent so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent. Notwithstanding the foregoing, Stockholder shall not have an obligation to execute any written consent in lieu of a meeting with respect thereto for the purpose of the approval and adoption of the Transaction Agreement and the terms thereof unless the Company shall have requested that such approval and adoption be effected through the execution of any such written consent. Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of any provisions or agreements in this Section 2. Except as expressly set forth in this Agreement, Stockholder may vote the Subject Shares in its discretion on all matters submitted for the vote of stockholders of the Company.
     (c) Stockholder agrees not to, directly or indirectly,
     (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”) or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any Person, or

     (ii) grant any proxies (other than the Company proxy card in connection with the Clearwire Stockholder Meeting if and to the extent such proxy is consistent with Stockholder’s obligations under this Section 2 of this Agreement), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, other than pursuant to this Agreement.
     Notwithstanding the foregoing, nothing herein shall prevent Stockholder from distributing any of its Subject Shares to a member of Stockholder provided that such member agrees in writing (in a form reasonably acceptable to the other parties to this Agreement) to be bound by and to comply with all of the terms of this Agreement as a “Stockholder” as if such member were an original signatory hereto (each such member a “Subject Member”). In addition, Stockholder and any Subject Member may Transfer Subject Shares without restriction so long as the Subject Shares retained collectively by Stockholder and all Subject Members after the Transfer constitute at least the applicable Voting Share Amount then in effect. If a proposed Transfer of Subject Shares would drop the collective holdings of Stockholder and all of its Subject Members below the then applicable Voting Share Amount, such Transfer will only be permitted if the Transfer is made by a Subject Member for estate planning purposes and the Subject Member retains direct or indirect sole voting control over such Subject Shares through the date of the Stockholder Vote.
     (d) Stockholder further agrees not to commit or agree to take any of the foregoing actions or take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.
     (e) Stockholder agrees it will not, nor will Stockholder permit any Affiliate controlled by Stockholder to, nor will Stockholder act in concert with or permit any such Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Clearwire Capital Stock intended to facilitate any Acquisition Proposal or to cause stockholders of the Company not to vote to approve and adopt the Transaction Agreement. Stockholder agrees it will not, and will direct any investment banker, attorney, agent or other adviser or representative of the Stockholder not to, directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than the parties to the Transaction Agreement, relating to any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Stockholder from (A) complying with its disclosure obligations under applicable U.S. securities laws or (B) in the event the Company furnishes information to or enters into discussions or negotiations with a Person, as and to the extent permitted pursuant to Section 10.4(b) of the Transaction Agreement. Stockholder shall be permitted to furnish information and engage in discussions and negotiations with such Person as and to the same extent that the Company is permitted to take such actions. Stockholder hereby represents that, as of the date hereof, it is not engaged in discussions or negotiations with any party other than the parties to the Transaction Agreement with respect to any Acquisition Proposal.

     (f) So long as the Transaction Agreement has not been terminated, Stockholder hereby irrevocably elects, upon the satisfaction of the conditions set forth in Section 2.1 of the Transaction Agreement, to convert each share of its Class B Common Stock into one share of Class A Common Stock in accordance with Article IV, Section 1(d)(i) of the Fourth Amended and Restated Certificate of Incorporation of the Company, and Stockholder agrees to execute any documentation required to effect such conversion. If the Transaction Agreement is terminated, the election in this Section 2(f) shall be null and void.
     (g) So long as the Transaction Agreement has not been terminated, Stockholder shall take all action necessary to terminate, effective at the Closing, (i) the Voting Agreement dated as of August 29, 2006 among the Company, Intel Pacific, Inc., Intel Capital Corporation and Stockholder and (ii) the Side Letter dated as of June 28, 2006 by and among the Company, Intel Pacific, Inc. and Stockholder.
3. Stockholder Capacity. No Person who owns, directly or indirectly, any Capital Stock of Stockholder or any director or officer of Stockholder, in each case, who is or becomes during the term of this Agreement a director or officer of the Company will be deemed to make any agreement or understanding in this Agreement in that Person’s capacity as a director or officer of the Company. Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of its Subject Shares, and nothing in this Agreement will limit or affect any actions taken by any Person who owns, directly or indirectly, any Capital Stock of Stockholder or any director or officer of Stockholder in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Transaction Agreement or following the termination of the Transaction Agreement. Without limiting the generality of the foregoing, Sprint and the Investors acknowledge that each of Craig O. McCaw, Benjamin G. Wolff, R. Gerard Salemme and Nicholas Kauser is a member of the Board of Directors of Company and is also affiliated with Stockholder, and that each of the foregoing persons in his capacity as a member of the Board of Directors of Company may, in the exercise of his fiduciary duties, take actions that would violate this Agreement if such actions were taken by Stockholder. Sprint and the Investors agree that no such action taken in such individual’s capacity as a member of the Board of Directors of Company will be deemed a violation of this Agreement.
4. Termination. This Agreement will terminate
          (i) on the earliest of:
               (A) the approval and adoption of the Transaction Agreement at the Clearwire Stockholder Meeting,
               (B) termination of the Transaction Agreement, unless the termination is effected under Section 12.1(b)(iii), Section 12.1(c)(i) or Section 12.1(d)(i) of the Transaction Agreement as a result of a Superior Proposal,
               (C) six months after termination of the Transaction Agreement under Section 12.1(b)(iii), Section 12.1(c)(i) or Section 12.1(d)(i) as a result of a Superior Proposal, or
          (ii) at any time on written agreement of each of Sprint, the Company and four of the five Investors.

5. Breach; Survival
No party hereto will be relieved from any liability for intentional breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 6 through 19 of this Agreement will survive the termination of this Agreement.
6. Appraisal Rights. To the extent permitted by applicable law, Stockholder waives any rights of appraisal or rights to dissent with respect to the Merger or any of the transactions contemplated by the Transaction Agreement that Stockholder may have under applicable law.
7. Publication. Stockholder authorizes the Company to publish and disclose in the Proxy Statement or the Registration Statement (including any and all documents and schedules filed with the SEC relating to the Proxy Statement or the Registration Statement) its identity and ownership of shares of Clearwire Capital Stock and the nature of its commitments, arrangements and understandings made pursuant to this Agreement.
8. Controlling Law; Amendment. This Agreement will be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of each of the parties.
9. Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may only be brought in the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the parties consents to the jurisdiction of the courts (and of the appropriate appellate courts therefrom) in any Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any court or that any Proceeding that is brought in any court has been brought in an inconvenient forum. Process in any Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the court.
10. Specific Performance and other Remedies. Stockholder acknowledges that the rights of the other parties under this Agreement (including third party beneficiaries hereof) are special, unique and of extraordinary character and that, if Stockholder violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the other parties (including third party beneficiaries hereof) may be without an adequate remedy at law. If Stockholder violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, any other party may, subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, institute and prosecute an Action in any court of competent jurisdiction to enforce specific performance of the covenant or agreement or seek any other equitable relief.
11. Waiver. Any agreement on the part of a party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of the party (and, if the Company is the relevant party, also signed by four of the five Investors). A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.
12. Assignment; Successors in Interest. No assignment or transfer by any party of that party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties. This Agreement will be binding on and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to the successors or permitted assigns of that party.
13. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer on or give any Person other than the parties, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in the Person’s being deemed a third party beneficiary of this Agreement.
14. Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the notice, communication or delivery, will specify the Section under this Agreement under which it is given or being made, and will be delivered by established overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:

To Sprint:	Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: President of Strategic Planning and Corporate Initiatives
Facsimile No.: (703) 433-4034

with copies to:

Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, Kansas 66251
Attention: Vice President — Law, Corporate Transactions and
Business Law
Facsimile No.: (913) 523-9803

King & Spalding
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
Attention: Michael J. Egan
Facsimile No.: (404) 572-5100

To Company:	Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Chief Executive Officer

Facsimile No.: (425) 828-8061

with copies to:

Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Legal Department
Facsimile No.: (425) 216-7776

Davis Wright Tremaine LLP
1201 Third Avenue, Suite 2200
Seattle, Washington 98101
Attention: Sarah English Tune
Facsimile No.: (206) 757-7161

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Attention: Joshua N. Korff
Facsimile No.: (212) 446-6460

To Intel Corporation:	Intel Corporation
2200 Mission College Blvd., MS RN6-65
Santa Clara, California 95054-1549
Attention: President, Intel Capital
Facsimile No.: (408) 765-8871

Intel Corporation
2200 Mission College Blvd., MS RN6-59
Santa Clara, California 95054-1549
Attention: Intel Capital Portfolio Manager
Facsimile No.: (408) 765-6038

Intel Corporation
2200 Mission College Blvd., MS RN4-151
Santa Clara, California 95054-1549
Attention: Intel Capital Group General Counsel
Facsimile No.: (408) 653-9098

Intel Corporation
2200 Mission College Blvd., MS RN5-125
Santa Clara, California 95054-1549
Attention: Director, U.S. Tax and Trade
Facsimile No.: (408) 765-1733

with copies to:

Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, California 94304
Attention: Gregory T. Davidson
Facsimile No.: (650) 849-5050

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Paul S. Issler
Facsimile No.: (213) 229-6763

To Comcast Corporation:	Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: Chief Financial Officer
Facsimile No.: (215) 286-1240

with copies to:

Comcast Corporation
One Comcast Center
1701 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103
Attention: General Counsel
Facsimile No.: (215) 286-7794

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: David L. Caplan
Facsimile No.: (212) 450-3800

To Time Warner Cable Inc.:	Time Warner Cable Inc.
One Time Warner Center
North Tower
New York, New York 10019
Attention: General Counsel
Facsimile No.: (212) 364-8254

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Matthew W. Abbott
Robert B. Schumer
Facsimile No.: (212) 757-3990

To Bright House Networks, LLC:	c/o Advance/Newhouse Partnership
5000 Campuswood Drive
East Syracuse, NY 13057
Attention: Mr. Leo Cloutier
Facsimile: (315) 438-4643

with a copy to:

Sabin, Bermant & Gould LLP
Four Times Square
New York, NY 10036
Attention: Arthur J. Steinhauer, Esq.
Facsimile: (212) 381-7218

To Google Inc.:	Google Inc.
1600 Amphitheatre Parkway
Mountain View, California 94043
Attn: General Counsel
Facsimile No.: (650) 887-2421

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Attn: David Segre, Esq.
Facsimile No.: (650) 493-6811

To Stockholder:	Eagle River Holdings, LLC
2300 Carillon Point
Kirkland, WA 98033
Attention: Chief Executive Officer
15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to the jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any prohibition or unenforceability in one jurisdiction will not invalidate or render unenforceable the provision in any other jurisdiction. If permitted by Law, each party waives any provision of Law that renders any provision prohibited or unenforceable in any respect.
16. Integration. This Agreement (together with the Transaction Agreement to the extent referenced in this Agreement) supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the parties.
17. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one counterparts.
18. Waiver of Jury Trial. Each of the parties irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.
19. Interpretation. Unless the context of this Agreement otherwise clearly requires,
     (a) references to the plural include the singular, and references to the singular include the plural, and
     (b) the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation”.
     Unless otherwise set forth in this Agreement, references in this Agreement to
     (a) any document, instrument or agreement (including this Agreement)
     (A) includes and incorporates all Schedules,
     (B) includes all documents, instruments or agreements issued or executed in replacement of those documents, instruments or agreements, and
     (C) means the document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and
All Section and Schedule references in this Agreement are to Sections and Schedules of this Agreement, unless otherwise specified. This Agreement will not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

EAGLE RIVER HOLDINGS, LLC
By:	/s/ Amit Mehta
	Name:	Amit Mehta
	Title:	Vice President, Corporate Development

[Signature Page to the Eagle River Voting Agreement]

SPRINT NEXTEL CORPORATION
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	President of Strategic Planning and Corporate Initiatives

[Signature Page to the Eagle River Voting Agreement]

CLEARWIRE CORPORATION
By:	/s/ Benjamin G. Wolff
	Name:	Benjamin G. Wolff
	Title:	Chief Executive Officer

[Signature Page to the Eagle River Voting Agreement]

INTEL CORPORATION
By:	/s/ Arvind Sodhani
	Name:	Arvind Sodhani
	Title:	Executive Vice President President, Intel Capital

[Signature Page to the Eagle River Voting Agreement]

COMCAST CORPORATION
By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to the Eagle River Voting Agreement]

TIME WARNER CABLE INC.
By:	/s/ Robert D. Marcus
	Name:	Robert D. Marcus
	Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to the Eagle River Voting Agreement]

BRIGHT HOUSE NETWORKS, LLC
By:	/s/ Leo Cloutier
	Name:	Leo Cloutier
	Title:	Vice President, Strategy & Partnership

[Signature Page to the Eagle River Voting Agreement]

GOOGLE INC.
By:	/s/ Kent Walker
	Name:	Kent Walker
	Title:	Vice President and General Counsel

[Signature Page to the Eagle River Voting Agreement]

Schedule A

	Number of shares of	Number of shares of
	Class A Common	Class B Common
Stockholder	Stock	Stock
Eagle River Holdings, LLC	17,232,005	18,690,953